ASSET PURCHASE AGREEMENT

                                     BY AND AMONG

                         RICARDO NORTH AMERICA DETROIT, INC.,

                                  RICARDO GROUP plc,

                            INTERMOTIVE TECHNOLOGIES, INC.

                                         AND

                                 INTERMET CORPORATION

                     ASSET PURCHASE AGREEMENT



     AGREEMENT made as of the _____ day of October, 1995 by and among RICARDO NORTH AMERICA DETROIT, INC., a Michigan corporation (the "Buyer"), RICARDO GROUP PLC, a United Kingdom corporation ("Ricardo"), INTERMOTIVE TECHNOLOGIES, INC., a Michigan corporation (the "Seller") and INTERMET CORPORATION, a Georgia corporation ("Seller's Parent").


                      Preliminary Statement
                      ---------------------

     The Buyer, a wholly-owned subsidiary of Ricardo, desires to purchase, and the Seller, a subsidiary of Seller's Parent, desires to sell, certain of the assets and business of the Seller
(the "Business") , for the consideration set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1.   SALE AND DELIVERY OF THE ASSETS; EMPLOYEE MATTERS

          1.1  DELIVERY OF THE ASSETS.

               a. Subject to and upon the terms and conditions of this Agreement, except as specifically provided in
          Section 1.1(b) hereof, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, free and clear of all liens, liabilities, security interests, leasehold interests and encumbrances of any nature whatsoever (except as otherwise expressly provided herein), all of the properties, assets and other claims, rights and interests which on the Closing Date (as defined below) are owned by the Seller, including but not limited to:

                       i.     All supplies, stores and materials
               of Seller including specifically gasoline, petroleum and oil stores, hand tools, expendable supplies, shop supplies and the like;

                      ii.     All rights under the contracts,
               agreements, leases, licenses, purchase orders, customer sales agreements and other instruments set forth on Schedule 2.9(b) and Schedule 2.13(b) attached hereto (collectively, the "Contract Rights");

                     iii.     All of Seller's interest in the
               real estate set forth on Schedule 2.22, together with all buildings, fixtures and improvements located on or attached thereto, including the Seller's right, title and interest in and to all leases, subleases, franchises, licenses and permits (to the extent transferable) easements and rights-of-way which are appurtenant to said real estate (collectively, the "Real Estate");

                      iv.     All books; payment records;
               accounts; customer lists; environmental reports or studies; correspondence; production records; technical, accounting, manufacturing and procedural manuals; development and design data; plans, blueprints, specifications and drawings; employment and personnel records; and other useful business records, including electronic media, and any confidential or other information which has been reduced to writing, utilized in the conduct of or relating to the Business or the Assets (as hereinafter defined), subject to the Seller's right to retain copies thereof which the Seller reasonably requires for its ongoing operation, winding-up or dissolution or any tax dispute or third party claims;

                       v.     All rights of the Seller under
               express or implied warranties from the suppliers of the Assets to the extent transferable;

                      vi.     The Seller's right, title and
               interest in the name, trademark or service mark
               "InterMotive;"

                     vii.     All of the machinery, equipment,
               tools, tooling, fixtures, maintenance machinery and equipment, computers, telecommunication systems, fittings and other office equipment, furniture, leasehold improvements and construction in progress on the Closing Date whether or not reflected as capital assets in the accounting records of the Seller which are owned by the Seller and used or useful in the Business including but not limited to all of the foregoing located at the locations set forth on Schedule 1.1(vii) (collectively, the "Fixed Assets");

                    viii.     All right, title and interest of
               the Seller in and to all intangible property rights, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, patents, patent applications, trade names including but not limited to those names listed on Schedule 2.20 attached hereto, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, certification marks, industrial designs, technical expertise, research data and other similar property and the registrations and applications for registration thereof owned by the Seller or, where not owned, used by the Seller in the Business and all licenses and other agreements to which the Seller is a party (as licensor or licensee) or by which the Seller is bound relating to any of the foregoing kinds of property or rights to any "know-how" or disclosure or use of ideas (collectively, the "Intangible Property");

                      ix.     All transferable approvals,
               authorizations, certifications, consents, variances, permissions, licenses and permits to or from, or filings, notices or recordings to or with, federal, state and local governmental authorities as held or effected by the Seller in connection with the Assets;

                       x.     Except as specifically provided in
               Section 1.1(b) hereof, all other assets, properties, claims, rights and interests of the Seller which relate to the Business and exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed.

               b. Notwithstanding the provisions of Section 1.1(a) above, the assets to be transferred to the Buyer under this Agreement shall not include (i) any cash or cash equivalents of the Seller; (ii) any of Seller's rights in accounts, accounts receivable, notes or notes receivable; (iii) any of Seller's rights to prepaid expenses or (iv) any refunds of federal, state or local income or other tax previously paid by the Seller, including, without limitation, any federal or state road tax rebate; (v) any right, title or interest of Seller or license with respect to the trademark or service mark "Intermet"; (vi) any of Seller's rights in or ownership of inventory, raw materials or spare parts; or (vii) those assets listed on Schedule 1.1(b) attached hereto (collectively, the "Excluded Assets").

               c. The properties, assets and business of the Seller described in Section 1.1(a) above, other than the Excluded Assets, shall be referred to collectively as the "Assets."

          1.2 FURTHER ASSURANCES. At the Closing the Seller shall execute and deliver a Bill of Sale (the "Bill of Sale") substantially in the form attached hereto as Exhibit A, and the deeds and assignments described in Section 7.7 hereof. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Seller (or its successors) promptly shall execute and deliver such deeds, assignments of leases and other instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Assets and the Business, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.


          1.3  NO ASSUMPTION OF LIABILITIES.

               a. Except as explicitly provided herein, the Buyer shall not assume any of the liabilities of the Seller and shall purchase the Assets free and clear of all liens, mortgages, security interests, encumbrances and claims and the Seller and Seller's Parent represents, warrants and agrees that the Buyer shall not be or become liable for any claims, demands, liabilities or obligations not expressly assumed in this Agreement of any kind whatsoever arising out of or relating to the conduct of the Business by the Seller or the Assets prior to the Closing Date. Without limiting the foregoing, the Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller, including but not limited to:

                       i.     Accounts payable, accrued expenses
               or withholding of any kind or nature; obligations for indebtedness or borrowed money;

                      ii.     Obligations arising under rental or
               lease agreements for rent or lease payments or other financial obligations;

                     iii.     Obligations arising under any
               purchase order, sales or supply agreement or other agreement;

                      iv.     Obligations or liabilities relating
               to any product, good or service provided by Seller including any claim for defect, personal injury or breach of warranty;

                       v.     Severance, termination or other
               payments or benefits (including but not limited to post-retirement benefits or accrued vacation pay) including but not limited to those owing under the Seller's severance policy, any union contract or any employment agreement to any employees (union or non-union), sales agents or independent contractors employed by the Seller prior to the Closing (collectively, "Seller's Employees"), liabilities arising under any federal, state or local "plant closing law", liabilities accruing under the Seller's employee benefit plans, retirement plans, pension plans or savings or profit sharing plans and liabilities for any Employee Plan (as defined in Section 2.21), including but not limited to any obligations under
               Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

                      vi.     Worker's compensation claims;

                     vii.     Stock option or other stock-based
               awards made to the Seller's Employees, if any;

                    viii.     Liabilities for any federal, state,
               local or foreign income taxes (including interest, penalties and additions to such taxes) or any deferred income taxes of the Seller;

                      ix.     Liabilities incurred in connection
               with violations of occupational safety, wage, health, welfare, employee benefit or environmental laws or regulations, which violations result from the action or inaction of the Seller prior to the Closing Date; or

                       x.     Except as provided in Section 12
               hereof, any tax (including but not limited to any federal, state, or local income, franchise, single business, value added, excise, customs, intangible, sales, transfer, recording, documentary or other tax) imposed upon, or incurred by, the Seller, if any, in connection with or related to this Agreement or the transactions contemplated hereby.

          1.4  WORK-IN-PROGRESS.

               a. The Buyer shall assume the obligation to complete Seller's customer contracts, agreements, and work in progress ("Work-in-Progress") on the Closing Date. The Buyer and Seller shall meet at least two (2) days prior to the Closing Date to discuss and identify all such Work-in-Progress and execute and deliver at the Closing a schedule listing all such contracts, agreements and work ("Work-in-Progress Schedule"). Buyer's obligation under this provision shall be limited to those items listed on the Work-in-Progress Schedule.

               b.   The parties shall agree on the Work-in-
          Progress Schedule as to the status of projects and contracts to be assumed by the Buyer and the amounts or methodology for computing the amounts to be paid to Seller in connection with its services on Work-in-Progress prior to the Closing. The following general principles will apply:

                    i. For contracts being performed on a time-and-materials basis, the amount of work completed by the Seller which is unbilled (and anticipated to be collectible) will be determined and collections of such amounts after the Closing shall be remitted by the Buyer to the Seller. In the event all or a portion of the amount billed for such Work-in-Progress becomes uncollectible, the parties shall allocate any proceeds in proportion to the relative amount of work performed by each party.

                    ii. For all other contracts, including fixed priced contracts, the amount to be remitted to the Seller in connection with such Work-in-Progress shall be determined by Seller and Buyer and set forth in the Work-in-Progress Schedule using either the percentage-of- completion or cost-to-complete methods. All amounts collected by Ricardo with respect to Work-in-Progress will be allocated between the Buyer and the Seller in accordance with the Work-in-Progress Schedule.

               c. The Seller and Buyer acknowledge that certain customers of the Seller whose projects are included in the Work-in-Progress have not issued appropriate purchase orders covering the work being performed. To assure the Buyer of payment for its services on this Work-in-Progress, the Seller agrees to deposit with Escrow Agent pursuant to an escrow agreement in substantially the form attached hereto as Exhibit B ("Escrow Agreement"), such amount (the "Escrow Amount") as the parties shall determine in the Work-in-Progress Schedule represents the anticipated value of Buyer's work on such Work-in-Progress after the Closing. The Buyer shall be entitled to draw from the Escrow Amount an amount equal to the difference between the value of its work on such Work-in-Progress after the Closing and the amount it is able to collect from the customer after all Work-in-Progress identified in this sub-paragraph has been completed and all billing and collection matters resolved with the customer. Seller shall be entitled to distributions from the Escrow Amount as Work-in-Progress is completed, billed and collected or as purchase orders are issued by customers in an amount, which if deducted from the Escrow Amount, would permit the Escrow Amount to be sufficient to adequately cover any exposure Buyer may have for other Work-in-Progress for which the escrow was established. The Buyer shall, monthly, give instructions to the Escrow Agent as to the amount of any distributions and the identity of the distributees. Any proceeds remaining in the escrow after all Work-in-Progress referred to in this subparagraph (c) is completed and all billing and collection matters with the customers are resolved shall be delivered to the Seller.

               d. Seller shall deliver to Buyer prior to the Closing proof satisfactory to Buyer that all work on Ford Motor Company projects No.441000 and 450500 is complete and that Ford Motor Company expects no further service on either of such projects.

               e. Buyer shall use its best efforts to collect accounts receivable from customers for work performed prior to the Closing (subject in all cases to the Work-in-Progress Schedule). In the event Buyer is unable to collect amounts due to Seller from such customer using its best efforts, Seller shall be entitled to commence collection activities but shall keep Buyer reasonably apprised of its intended action.

          1.5  PURCHASE PRICE.  The purchase price (the "Purchase
          Price") for the Assets shall be Four Million Four
          Hundred Thirty Thousand Dollars ($4,430,000).

          1.6  THE CLOSING.

               a. The Closing shall take place at the offices of Butzel Long, Detroit, Michigan at 9:00 a.m., local time, on or before October 31, 1995, or at such other place, time or date as may be mutually agreed upon in writing by the parties hereto. The transfer of the Assets by Seller to the Buyer shall be deemed to occur at 8:00 a.m., local Michigan time, on the date of the Closing (the "Closing Date").

               b.   At the Closing, the Buyer shall pay

                    i.   to the Seller the Purchase Price
               (reduced by the Escrow Amount) by wire transfer to an account specified by the Seller, and

                    ii.       to the Escrow Agent (as defined in
               the Escrow Agreement), the Escrow Amount by wire transfer or otherwise in immediately available funds.

          1.7 ALLOCATION OF PURCHASE PRICE. The aggregate amount of the Purchase Price shall, for tax purposes only, be allocated among the Assets substantially in accordance with the amounts set forth on Schedule 1.7. The Seller, Seller's Parent, Buyer, and Ricardo agree that they will not take any position which is materially inconsistent with the allocations provided for in this Agreement in preparing income, capital or franchise tax returns.

          1.8 PRORATIONS. All real and personal property taxes, rents, utilities, water charges, special assessments and the like shall be prorated among the parties according to local custom and credits or payments shall be made by and to the appropriate parties at Closing.

          1.9  EMPLOYEE MATTERS.

               a. Except as the parties shall otherwise agree, Seller shall terminate the employment of all employees on or before the Closing and shall be liable for all costs, expenses, damages, claims or rights related to such termination or related to employment of the employees prior to the Closing including severance, vacation, sick, personal or grievance pay or time. Buyer shall have no obligation with respect to and will not assume, (i) any liability related to such termination or employment of Seller's employees prior to the Closing, (ii) any collective bargaining, employment, severance, change-in-control stock option, bonus or incentive or other agreement between Seller and any employee, group of employees or collective bargaining unit or (iii) any health, welfare or benefit plan or pension, deferred income, profit sharing or 401K plan offered by Seller or Seller's Parent to Seller's employees.

               b. Prior to and contingent upon the Closing occurring, the Buyer shall accept applications for employment from Seller's employees with the expectation on Buyer's behalf that Buyer will hire at least seventy percent (70%) of Seller's employees, such employment to be effective as of the Closing Date. Buyer shall apply standards adopted by Ricardo and other affiliates of Ricardo in evaluating applicants for employment and shall have no obligation or liability with regard to the failure to hire any of Seller's employees or with regard to any differences in the terms of employment between Buyer and Seller, including any differences in salary or wages or benefits.

     2. Representations of the Seller and Seller's Parent. The representations and warranties made herein or in any instrument or document furnished in connection herewith shall survive the Closing, and any investigation made at any time with respect thereto, for a period which includes one full fiscal year plus three (3) months after the Closing but in no event later than March 31, 1997. The representations and warranties in this
Section 2 or in any document delivered to the Buyer pursuant to this Agreement are deemed to be material and the Buyer and Ricardo are entering into this Agreement relying on such representations and warranties. The Seller and Seller's Parent represent and warrant as follows:

          2.1 ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated herein, and to consummate the transactions contemplated hereby. Seller's Parent is a corporation duly organized, existing and in good standing under the laws of the State of Georgia and has all requisite power and authority to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. Schedule 2.1 sets forth the authorized and outstanding capital stock of the Seller as well as the record and beneficial owners thereof. The Seller is duly qualified to do business and is in good standing in all jurisdictions in which the failure to be so qualified would have a materially adverse effect upon the business or the assets of the Seller. Schedule 2.1 contains a true, correct and complete list of all of the jurisdictions in which the ownership of the property used in the Business or the nature of the business requires qualification.

          2.2 AUTHORIZATION. The execution and delivery of this Agreement (and all other agreements provided for herein) by the Seller and Seller's Parent, and the consummation of all transactions contemplated hereby, have been duly authorized by all requisite corporate action other than any required shareholder approval of Seller or director approval of Seller's Parent which will be obtained prior to the Closing. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller or Seller's Parent is a party will constitute the valid and legally binding obligations of such corporation, enforceable against it in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and by principles of equity (whether applied in a proceeding at law or in equity). The execution, delivery and performance by the Seller and Seller's Parent of this Agreement and the agreements provided for herein, and the consummation by Seller and Seller's Parent of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to either corporation; (b) violate the provisions of the Certificate or Articles of Incorporation or Bylaws of the Seller or Seller's Parent; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) to the extent any of the following would have a material adverse effect on the business or financial condition of Seller or Seller's Parent, conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Seller or Seller's Parent pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which any of them is a party or by which any of them or any of their properties is or may be bound, other than with respect to obligations of the Seller which will be discharged or consents identified on Schedule 2.2 which Buyer will use its best efforts to obtain at or prior to Closing. Schedule 2.2 attached hereto sets forth a true, correct and complete list of all consents, approvals, permissions, licenses, authorizations and other requirements prescribed by law, rule, regulation or by contract in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

          2.3  ASSETS.

               a. ASSETS OWNED. Schedule 2.3 attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind affecting their respective Assets (collectively, the "Encumbrances"). The Seller is, and at the Closing will be, the true and lawful owner of the Assets, and will have the right to sell and transfer to the Buyer (i) good and marketable title to the Residential Property and (ii) good and marketable title to all Assets other than the Real Estate, free and clear of all Encumbrances except as otherwise set forth in Schedule 2.22(a) with respect to the Real Estate. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Residential Property and good and marketable title to all Assets other than the Residential Property in the Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever, except for the Permitted Exceptions (as hereinafter defined) as set forth on Schedule 2.22(b).

               b. NECESSARY ASSETS. The Assets to be conveyed to the Buyer hereunder constitute all properties, assets, rights and claims which are necessary to the conduct of the Business as currently conducted by the Seller except for the Excluded Asset.

          2.4  FINANCIAL STATEMENTS.

               a.   The Seller and Seller's Parent have
          previously delivered to the Buyer the Seller's balance sheet as of December 31, 1994, (the "Balance Sheet") and the related statements of operations, shareholders' equity and changes in financial position of the Seller for the fiscal year then ended (collectively, including the Balance Sheet, the "Annual Financial Statements"). The Seller has also previously delivered to the Buyer its current balance sheet as of August 6, 1995 (the "Current Balance Sheet") and the related statements of operations, shareholders' equity and changes in financial position of the Seller as of and for the period beginning January 1, 1995 and ending August 6, 1995 (collectively, the "Current Financial Statements"). The Annual Financial Statements and the Current Financial Statements (collectively, the "Financial Statements") have been certified by the Seller's Parent's Chief Financial Officer as being consistent with Section 2.4(b).

               b. The Financial Statements are accurate in all material respects and fairly present, as of their respective dates, the financial condition, retained earnings (deficit), assets and liabilities of the Seller and the results of operations of the Seller's business for the periods indicated; with respect to the contracts and commitments for the sale of goods or the provision of services by the Seller, the Financial Statements contain and reflect adequate reserves and accruals for all reasonably anticipated material losses and costs and expenses, including but not limited to medical costs of the Seller's Employees, product liability claims, management bonuses and property taxes; and the amounts shown as accrued for current and deferred income and other taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income, employer withholding taxes, interest, penalties, assessments or deficiencies applicable to the Seller, whether disputed or not, for the applicable period then ended and periods prior thereto.

          2.5 LITIGATION. Except as set forth on Schedule 2.5 attached hereto, the Seller is not a party to, or to the Seller's best knowledge threatened with, and none of the Assets are subject to, any litigation, suit, action, investigation (to the best of the Seller's knowledge), grievance, arbitration, proceeding, or controversy or claim before any court, administrative agency or other governmental authority relating to or affecting the Assets or the business, properties, condition (financial or otherwise) or prospects of the Business. The Seller is not in violation of or in default with respect to any judgment, order, award, writ, injunction, decree or rule of any court, governmental authority or any regulation of any administrative agency or governmental authority, where such violation or default would have a material adverse effect upon the Assets, the business, properties, condition (financial or otherwise) or prospects of the Business or the consummation of the transactions contemplated hereby.
     Except as set forth in Schedule 2.5, the Seller has not received notice of any product liability claim, warranty claim or other claim whatsoever which, if decided adversely, would have a material adverse effect on the Assets or the business, condition (financial or otherwise), properties or prospects of the Business.

          2.6 INSURANCE. Schedule 2.6 sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Assets or business of the Business and of all life insurance policies maintained for any employees of the Business, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies"). The Insurance Policies are in full force and effect and, in the reasonable judgment of Seller and Seller's Parent, are in amounts and of a nature which are adequate and customary for the Business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. Except as set forth on
     Schedule 2.6, neither Seller nor Seller's Parent has received any notice or other communication from any issuer of the Insurance Policies canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best knowledge of the Seller and Seller's Parent, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened.

          2.7  INTENTIONALLY OMITTED.

          2.8 FIXED ASSETS. Schedule 2.8 sets forth a true, correct and complete list of all Fixed Assets as of the date hereof, including a description and the book value net of accumulated depreciation on an aggregate basis with respect to all Fixed Assets. Except as set forth in Schedule 2.8, the Fixed Assets are, and at the Closing Date, will be, in good condition and repair, ordinary wear and tear excepted.

     The Fixed Assets have been maintained substantially in accordance with the manufacturer's guidelines and in such a manner so as to retain any applicable warranty.

          2.9 LEASES. Schedule 2.9(a) attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real estate, identifying separately each ground lease, to which the Seller is a party as lessee or tenant or which the Seller uses in the operations of the Business. Schedule 2.9(b) attached hereto sets forth a list of all leases of real estate which the Buyer will assume pursuant to this Agreement (the "Leases") . True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Seller to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and, except as set forth on Schedule 2.9(b) attached hereto, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which default remains uncured. Except as set forth on Schedule 2.9(b) attached hereto, there has not occurred any event which would constitute a material breach of any Lease by either party thereto, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach. The Seller is not obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on Schedule 2.9(b) attached hereto, will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal or extension of any Lease. No material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by any party under any Lease. The Seller has fulfilled all material obligations required pursuant to the Leases to have been performed by the Seller and has no reason to believe that it will be unable to perform, when due, all of its remaining obligations under said Leases after the date hereof to the Closing. There is no pending or, to the best of the Seller's knowledge, threatened eminent domain taking or condemnation that will or may affect any of the properties that are the subject of the Leases (the "Leased Premises").

          2.10 CHANGE IN FINANCIAL CONDITION AND ASSETS. Except as set forth on Schedule 2.10 attached hereto, since August 6, 1995 (the "Balance Sheet Date"), there has been no change which materially and adversely affects the Assets or the business, properties, condition (financial or otherwise) or prospects of the Business. Neither Seller nor Seller's Parent have knowledge (excluding knowledge generally available to the public) of any existing or threatened occurrence, event or development related to the Assets or the business, properties, condition (financial or otherwise) or prospects of the Business which, as far as can be reasonably foreseen, could have a material adverse effect on the Assets or the business, properties, condition (financial or otherwise) or prospects of the Business.

          2.11 INTENTIONALLY OMITTED.

          2.12 BOOKS AND RECORDS. The general ledgers and books of account of the Seller with respect to the Business, all federal, state and local income, franchise, property and other tax returns filed by the Seller, with respect to the Assets, and all other books and records of the Seller with respect to the Business are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations other than any digression from such practice and procedures which has no material and adverse effect on the Assets or the Business, or the valuations thereof for the purposes of this Agreement, as conducted as of and prior to the Closing Date.

          2.13 CONTRACTS AND COMMITMENTS.

               a. Schedule 2.13(a) attached hereto contains a true, complete and correct list and description of the following contracts and agreements, whether written or oral, which relate to the Business:

                       i.     All material loan agreements,
               indentures, mortgages and guaranties to which the Seller is a party or by which the Seller or its property is bound;

                      ii.     All pledges, conditional sale or
               title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the Assets to which the Seller is a party or by which the Seller or any of its property is bound;

                     iii.     All contracts, agreements,
               commitments, purchase orders (other than merchandise deliveries to customers in the normal course of business upon standard terms) or other understandings or arrangements to which the Seller is a party or by which any of its property is bound which (A) involve payments or receipts by any of them of more than $50,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) of the properties, Assets, business or prospects of the Business;

                      iv.     All collective bargaining
               agreements, employment and consulting agreements, non-competition agreements, trust agreements, executive compensation plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, memoranda of understanding, arrangements or commitments to which the Seller is a party or by which the Seller or any of its property is bound;

                       v.     All agency, distributor, sales
               representative and similar agreements to which the Seller is a party;

                      vi.     All material contracts, agreements
               or other understandings or arrangements, whether written or oral, between the Seller and any shareholder, employee, officer or director of the Seller which may affect the Business as conducted as of and prior to the Closing Date or the Assets;

                     vii.     All leases, whether operating,
               capital or otherwise, under which the Seller is lessor or lessee which are not reflected on
               Schedule 2.9(a);

                    viii.     All contracts, agreements and other
               documents or information which are available relating to past disposal by the Seller of hazardous waste;

                      ix.     All return policies and product
               warranties relating to products or goods manufactured or distributed by the Business as the same are currently in effect or may have been in effect from time to time since March 30, 1992, as well as any exception to such policies, all cooperative advertising arrangements and all rebate, discount or allowance arrangements;

                       x.     All material contracts related to
               operation, maintenance or management of the Real
               Estate or Leased Premises other than those reflected on Schedule 2.9(a); and

                      xi.     Any licensing agreements, franchise
               agreements and other material agreement or contract entered into by the Seller.

               b. Schedule 2.13(b) attached hereto sets forth a true, correct and complete list of the contracts and agreements, whether written or oral, which are to be assigned from the Seller to the Buyer at the Closing (collectively, the "Contracts"). Except as set forth on
          Schedule 2.13(b) attached hereto:

                       i.     Each Contract is a valid and
               binding agreement of the Seller enforceable against the Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally, and by principles of equity (whether considered in a proceeding at law or in equity) and the Seller has no knowledge that any Contract is not a valid and binding agreement of the other parties thereto;

                      ii.     The Seller has fulfilled all
               material obligations required pursuant to the Contracts to have been performed by it prior to the date hereof, and the Seller has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof to the Closing;

                     iii.     The Seller is not in breach under
               any Contract in any material respect, and no event has occurred which with the passage of time or giving of notice or both would constitute such a breach, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

                      iv.     To the best knowledge of the
               Seller, there is no existing breach in any material respect by any other party to any Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a breach by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto; and

               c.   Except as set forth on Schedule 2.2 or
          Schedule 2.13(b), the continuation, validity and effectiveness of each Contract would not be affected by the transfer thereof to the Buyer under this Agreement and all such Contracts are assignable to the Buyer without a consent.

               d. True, correct and complete copies of all of the foregoing contracts and agreements (other than the documents described in Section 2.13(a)(i) and all unfilled purchase orders and all unfilled customer orders), including but not limited to the Contracts, and a list of all unfilled purchase orders and all unfilled customer orders, have been made available by Seller for review and copying by Buyer.

          2.14 COMPLIANCE WITH LAWS. The Seller has all material requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities necessary to conduct the Business and own and operate the Assets (collectively, the "Permits"). Schedule 2.14 sets forth a true, correct and complete list of all such Permits, copies of which previously have been delivered by the Seller to the Buyer. The Seller has not engaged in any activity which would cause or permit revocation or suspension of any such Permit and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing material breaches or violations or events or state of facts which with notice or lapse of time or both would constitute a material breach or violation by the Seller under any Permit. The Seller has no knowledge of any breach or violation or claimed, purported or alleged breach or violation or state of facts which with notice or lapse of time or both would constitute a breach or violation in the performance of any obligation to be performed or paid under any Permit. Except as set forth in
     Schedule 2.14, the consummation of the transactions contemplated by this Agreement will in no way affect the continuation, validity or effectiveness of the Permits or require the consent of any third party under any such Permit. The Seller is not in violation of any law, regulation or ordinance (including but not limited to laws, regulations or ordinances relating to building, zoning, environmental, disposal of hazardous substances, land use or similar matters) relating to its properties, the violation of which could have a material adverse effect on the Assets or the business, properties, condition (financial or otherwise) or prospects of the Seller. The business of the Seller does not violate, in any material respect, any federal, state or local laws, regulations or orders, the enforcement of which would have a material and adverse effect on the Assets, business, properties, condition

     (financial or otherwise) or prospects of the Seller. Except as set forth on Schedule 2.14, the Seller has not received any notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance and has not received any notice prior to such time of any violation that has not been cured.

          2.15 EMPLOYEE RELATIONS.

               a. The Seller is in compliance with all material federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there is no arrearage in the payment of wages or taxes or workers compensation assessments or penalties.

               b.   Except as set forth on Schedule 2.15:

                       i.     None of the Seller's Employees are
               represented by any labor union;

                      ii.     There is no unfair labor practice
               complaint against the Seller pending before the National Labor Relations Board or any state or local agency affecting the Seller;

                     iii.     There is no pending labor strike
               or, to Seller's knowledge, other material labor trouble affecting the Seller (including but not limited to any organizational campaign);

                      iv.     There is no material labor
               grievance pending against or affecting the Seller;

                       v.     There are no pending arbitration
               proceedings arising out of or under any collective bargaining agreement to which the Seller is a party, or to the best knowledge of the Seller, any basis for which a claim may be made under any collective bargaining agreement to which the Seller is a party affecting the Seller's Employees; and

                      vi.     There is no pending litigation, or
               other proceeding or, to Seller's knowledge, basis for an unasserted claim against the Seller by any employee or group of employees which is based on claims arising out of any employee's or group of employees' employment relationship with the Seller (insofar as such relationship pertains to the business of the Seller), including but not limited to claims for contract, tort, discrimination, employee benefits, wrongful termination and any and all common law or statutory claims.

               c. The Seller has previously provided the Buyer with a true, correct and complete list of the Seller's current payroll.



               d. The Seller has deducted and remitted to the relevant governmental authority all income taxes, unemployment insurance contributions and any taxes or other amounts which it is required by statute to deduct and remit to any governmental authority.

          2.16 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule 2.16 attached hereto, since August 6, 1995, the Seller has not entered into any transaction which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Seller has not:

               a. Mortgaged, pledged or subjected to lien, charge or other encumbrance any of the Assets;

               b. Sold or purchased, assigned or transferred any of its Intangible Property or Fixed Assets;

               c. Made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

               d. Suffered any casualty losses, whether insured or uninsured, and whether or not in the control of the Seller, in excess of $25,000 in the aggregate, or waived any rights of any value;

               e. Authorized or issued recall notices for any of its products relating to the Business or initiated any safety investigations relating to the Business; or

               f. Received notice of any litigation, warranty claim or products liability claims relating to the Business.

          2.17 CUSTOMERS. Schedule 2.17 sets forth a true, correct and complete list of the names and addresses of the top 20 customers (determined by sales amounts) of the Seller during the last 36 months. The Seller is not a party to any requirements contract relating to the sale of inventory, finished goods or other property used in the conduct of the Business. None of the 10 customers which accounted for the largest dollar volume of purchases from the Seller for the fiscal year ended December 31, 1994 or for the period beginning January 1, 1995 and ended August 6, 1995, has notified the Seller that it intends to discontinue its relationship with the Seller, nor to the best of the Seller's knowledge, does there exist any actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Seller with any such customer nor does there exist a present condition or state of facts or circumstances known to the Seller involving such customers which the Seller can now reasonably foresee would materially adversely affect the Business or prevent the Buyer from conducting the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted by the Seller. Except as indicated on Schedule 2.17, all customers listed on such schedule of Seller have paid all invoices of Seller prior to 60 days after issuance. Schedule 2.17 sets forth all reductions to or write-offs of accounts receivable in excess of $15,000 during the last 12 months.

          2.18 SUPPLIERS. Schedule 2.18 sets forth a true, correct and complete list of the names and addresses of the 10 suppliers of the Seller which accounted for the largest dollar volume of purchases by the Seller for the fiscal year ended December 31, 1994, or for the period beginning January 1, 1995 and ended August 6, 1995. The Seller is not a party to any requirements contract relating to the purchase of inventory, finished goods or other property used in the conduct of the Business. None of such suppliers has notified the Seller that it intends to discontinue its relationship with the Seller nor, to the best of the Seller's knowledge, does there exist any actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Seller with any such supplier, nor does there exist a present condition or state of facts or circumstances known to the Seller involving such suppliers which the Seller can now reasonably foresee would materially adversely affect the Business or prevent the Buyer from conducting the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted by the Seller.

          2.19 PREPAYMENTS AND DEPOSITS.  Except as reflected on
     Schedule 2.19, the Seller has no prepayments or deposits from customers for products to be shipped, or services to be performed, by the Seller after the Closing Date.

          2.20 TRADE NAMES AND OTHER INTANGIBLE PROPERTY.

               a. Schedule 2.20 attached hereto sets forth a true, correct and complete list and, where appropriate, a description of, all Intangible Property. True, correct and complete copies of all licenses and other agreements relating to the Intangible Property have been previously delivered by the Seller to the Buyer. The Seller has no knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any such license or agreement. Other than as set forth on Schedule 2.20(a), during the past five years the only name by which the Seller has been known or which the Seller has used is its corporate name set forth in the preamble of this Agreement.

               b. Except as otherwise disclosed in Schedule 2.20(b) attached hereto, the Seller is the sole and exclusive owner, free and clear of all liens, claims and restrictions, of all Intangible Property and all designs, permits, labels and packages used on or in connection therewith. The Intangible Property owned by the Seller is sufficient to conduct the Business, as presently conducted. The Seller has received no notice of, and has no knowledge of any basis for, a claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or any property rights of others. Except as otherwise disclosed in Schedule 2.20(b), the Seller (i) has no disputes with or claims against any third party for infringement by such third party of any trade name or other Intangible Property of the Seller, and (ii) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, trade name, copyright or other property right, with respect to the use thereof or in connection with the conduct of the Business or otherwise. Except as set forth in Schedule 2.20(b) hereto, the consummation of the transactions contemplated by this Agreement (including any required financing) will in no way affect the continuation, validity or effectiveness of the Intangible Property or require the consent of any third party in respect of the Intangible Property.

          2.21 EMPLOYEE BENEFIT PLANS.

               a. EMPLOYEE PLANS. Schedule 2.21(a) contains a true, correct and complete list of all pension, 401(k), benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not, other than any "multiemployer plan" as such term is defined in Section 4001(a) (3) of ERISA, relating to the Seller's Employees (the "Employee Plans").

               b. MULTIEMPLOYER PLANS. The Seller does not contribute, and is not required to contribute, or since
          March 31, 1992 has not been required to contribute to any multiemployer plan.

               c.   RETIREE BENEFITS.  Except as set forth on
          Schedule 2.21(c), no Employee Plan provides health or life insurance benefits for retirees.

               d. DEFINED BENEFIT PLANS. The Seller does not contribute, is not required to contribute, or since March 31, 1992 has not been required to contribute to any "defined benefit plan" as such term is defined in
          Section 3(35) of ERISA.

               e.   COPIES OF EMPLOYEES PLANS AND RELATED
          DOCUMENTS. The Seller has delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to the Seller's Employees.

               f. CLAIMS AND LITIGATION. Except as set forth on Schedule 2.21(f), to the best of the Seller's knowledge there are no threatened or pending claims, suits or other proceedings by present or former employees of the Seller, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the Pension Benefit Guaranty Corporation, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

          2.22 REAL ESTATE.

               a. Schedule 2.22 contains a true, correct and complete list of the address and legal description of all Real Estate. Schedule 2.22(a) sets forth a true, correct and complete list of all liabilities, liens, encumbrances, easements, restrictions, reservations, tenancies, agreements or other obligations affecting the Real Estate (collectively, the "Exceptions").

               b. The Seller has good record and marketable title to the Residential Property (as defined on Schedule 2.22) free and clear of all such Exceptions, other than the permitted exceptions set forth on
          Schedule 2.22(b) (the "Permitted Exceptions").

               c. Except as set forth on Schedule 2.22(c), no work has been performed on or materials supplied to the Real Estate within any applicable statutory period which could give rise to mechanics or materialmen's liens; all bills and claims for labor performed and materials furnished to or for the benefit of the Real Estate for all periods prior to the Closing shall be paid in full, and the Seller has no knowledge of any mechanic's or materialmen's liens, whether or not perfected, on or affecting any portion of the Real Estate.

               d.   There is no pending or threatened
          condemnation or eminent domain proceeding with respect to the Real Estate.

               e. Except as set forth on Schedule 2.22(e), there are no taxes or betterment or special assessments other than ordinary real estate taxes pending or payable against the Real Estate or Leased Premises and there are no contingencies existing under which any assessment for real estate taxes may be retroactively filed against the Real Estate or Leased Premises; the Seller has no knowledge of any proposed special assessment that may affect the Real Estate or Leased Premises or any part thereof; there are no penalties due with respect to real estate taxes and/or impositions, and all real estate taxes and/or impositions (excepting those for the current year that are not yet due and payable) with respect to the Real Estate and Leased Premises have been paid in full; there are no taxes or levies, permit fees or connection fees which must be paid respecting existing curb cuts, sewer hookups, water-main hookups or services of a like nature.

               f. The Real Estate to be acquired by the Buyer is legally subdivided and consists of separate tax lots so that it is assessed separate and apart from any other property.

               g.   The Real Estate and the Leased Premises
          comply in all material respects with the requirements of all building, zoning, subdivision, health, safety, environmental, pollution control, waste products, sewage control and all other applicable statutes, laws, codes, ordinances, rules, orders, regulations and decrees (collectively, the "Government Regulations") of any and all Government Agencies. The Seller has obtained and provided to the Buyer all consents, permits, licenses and approvals required by such Government Regulations, such consents, permits, licenses and approvals are in full force and effect, have been properly and validly issued, and on or prior to the Closing Date will be assigned to the Buyer by the Seller. There is no uncured breach of any condition or requirement imposed by, or pursuant to, any permit or license issued with respect to the Real Estate or the Leased Premises which would have a material adverse affect on such interest. There is no action pending or, to the best of the Seller's knowledge, threatened by any Government Agencies claiming that the Real Estate or the Leased Premises violates such Government Regulations or threatening to shut down the Business or the use of the Assets or to prevent the Assets from being used as presently used.

               h. Except as set forth on Schedule 2.22(h) there are no actions, suits, petitions, notices or proceedings pending, given or, to the best of the Seller's knowledge, threatened by any persons or Government Agencies before any court, Government Agencies or instrumentalities, administrative or otherwise, which if given, commenced or concluded would have a material adverse effect on the value, occupancy, use or operation of the Real Estate or Leased Premises or an adverse effect on the Buyer's title to the Real Estate. The Seller shall give the Buyer prompt written notice of any such action, suit, petition, notice or proceeding of which the Seller obtains knowledge after the date hereof and before the Closing Date.

               i.   The structural components of all of the
          buildings located on or comprising the Real Estate or Leased Premises are, in all material respects, in good condition and repair, normal wear and tear excepted.

               j. Schedule 2.22(j) sets forth a true, correct and complete list of all title insurance policies, site surveys, title reports, engineering studies and reports, hazardous waste reports, and surveys prepared with respect to the Real Estate which are available to the Seller, copies of which have been delivered by the Seller to the Buyer.

               k. There are no agreements of sale (other than this Agreement), options or other rights of third parties to acquire the Real Estate or any other agreement that would otherwise prohibit any disposition of the Real Estate.

          2.23 PRESERVATION OF ASSETS. The Seller has not sold, assigned or transferred any of the assets reflected on the Current Financial Statements, other than in the ordinary course of business, since August 6, 1995.

          2.24 ENVIRONMENTAL LAW.

               a. As used in this Section 2.24 the following terms shall have the following meanings:

                       i.     "Environmental Laws" means any
               federal, state or local law, regulation, ordinance, or order pertaining to the protection of the environment and the health and safety of the public, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601
               ET SEQ.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 ET SEQ.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 ET SEQ. and any other state, federal or local law, regulation, rule, ordinance or order, whether currently in existence or hereafter enacted which govern:

                         (1)  the existence, cleanup and/or
                    remedy of contamination on property;

                         (2)  the emission or discharge of
                    Hazardous Substances into the environment;

                         (3)  the control of hazardous wastes; or

                         (4)  the use, generation, transport,
                    treatment, storage, disposal, removal or recovery of Hazardous Substances, including building materials.

                      ii.     "Release" means any spilling,
               leaking, pumping, pouring, emitting, emptying, placing, discharging, injecting, escaping, leaching, dumping or disposing into the environment, whether intentional or unintentional.

                             iii.     The term "Hazardous Substances"
               shall mean (A) any oil, flammable substance, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which
               (1) pose a hazard to the Real Estate or Leased Premises or to persons on or about the Real Estate or Leased Premises or (2) cause the Real Estate or Leased Premises to be in violation of any Environmental Law; (B) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (C) any chemical, material or substance defined as, or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste,"
               "restricted hazardous waste," or "toxic
               substances" or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications






               promulgated pursuant thereto, including but not limited to Environmental Laws; (D) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority; (E) any other chemical, materials or substance which may or could pose a hazard to the health and safety of the public or the occupants of any of the Seller's facilities or the owners and/or occupants of property adjacent to or surrounding those facilities, or any other person coming upon the Seller's facilities or adjacent property; and (F) any other chemical, materials or substance which may or could pose a hazard to the environment.

                      iv.     "Petroleum Products" means
               petroleum, gasoline, oil, fuel oil, diesel fuel, and petroleum solvents.

                       v.     "Disposal" means disposal as
               defined by RCRA, and the regulations thereunder.

                      vi.     "Treatment" and "Storage" mean
               treatment and storage as defined by RCRA and the regulations thereunder.

                     vii.     "Hazardous Wastes" means hazardous
               wastes as defined by RCRA and the regulations thereunder.

               b. Except as set forth on Schedule 2.24(b), since March 30, 1992 there have not been, and neither Seller nor Seller's Parent is aware that prior to March 30, 1992 there had been, at any time any activities, in violation of any applicable Environmental Law, on or involving, directly or indirectly, the use, generation, Treatment, Storage or Disposal of any Hazardous Substances (i) under, or in the Real Estate whether contained in soil, tanks, sumps, ponds, lagoons, barrels, can or other containments, structures or equipment, (ii) incorporated in the buildings, structures or improvements located on the Real Estate including any building material containing asbestos, or
          (iii) used in connection with any operation on, in or at the Real Estate.

               c.   Except as set forth in Schedule 2.24(c)
          attached hereto, since March 30, 1992 there have not been, and neither Seller nor Seller's Parent is aware that prior to March 30, 1992 there had been, any releases or threatened releases, in violation of any applicable Environmental Law, of any Hazardous Substances, Petroleum Products, asbestos or polychlorinated biphenyls at any or from the Real Estate, there has been no Treatment, Storage, or Disposal of any Hazardous Substances, Petroleum Products, asbestos or polychlorinated biphenyls at the Real Estate and the Real Estate has not been used at any time by any person as a landfill or waste disposal site.

               d. Except as set forth in Schedule 2.24(d), since March 30, 1992 there have not been, and neither Seller nor Seller's Parent is aware that prior to March 30, 1992 there had been, any Hazardous Substances, Petroleum Products, asbestos, polychlorinated biphenyls, urea formaldehyde insulation or radioactive materials located in violation of any applicable Environmental Law in or on the Real Estate, including but not limited to any groundwater or surface waters thereon.

               e. Since March 30, 1992 there have not been, and neither Seller nor Sellers Parent is aware that, prior to March 30, 1992 that had been, any pesticides, fungicides, insecticides or rodenticides located in violation of any applicable Environmental Law, in or on the Real Estate, including but not limited to any groundwater or surface waters, in concentrations which may cause harm or damage to the health and safety of persons or to the environment.

               f. Except as set forth in Schedule 2.24(f), the Seller is now and has at all times, been in material compliance with all Environmental Laws. The Seller has all approvals, consents, licenses, permits and orders necessary to carry out its business as currently conducted. Except as set forth in Schedule 2.24(f), there is no pending environmental litigation, enforcement actions, administrative orders or notices of violation brought under any Environmental Law concerning any of the Seller's facilities and the Seller does not know and has no reason to know of any threats of such litigation, enforcement actions, administrative orders or notices of violation.

               g. Except as set forth in Schedule 2.24(g), the Seller has not received any requests for information, notice of claim, demand or other notification that it may be potentially responsible for any threatened or actual release of Hazardous Substances, Petroleum Products, asbestos or PCBS. To the best knowledge of the Seller after diligent investigation, the Seller has not transported or arranged for transportation of Hazardous Substances, Petroleum Products, asbestos or PCBs to any location which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Seller for the cost of environmental tests, studies, investigations, or for remedial work, or for damage to natural resources or for personal injury claims.

          2.25 DISCLOSURE. No representation or warranty by the Seller in this Agreement or in any exhibit hereto, or in any list, statement, document or information set forth in or attached to any schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading. The Seller has not failed to disclose to the Buyer any material facts within its knowledge which in its opinion are material to the transactions contemplated by this Agreement or to the Business.

     3. REPRESENTATIONS OF THE BUYER. Representations and warranties made by the Buyer and Ricardo herein or in any instrument or document furnished in connection herewith shall survive the Closing, and any investigation made at any time with respect thereto, for a period of three years after the Closing. The representations and warranties in this Section 3 or in any document delivered pursuant to this Agreement are deemed to be material and the Seller and Seller's Parent are entering into this Agreement relying on such representations and warranties.
If the Buyer assigns its rights and obligations under this Agreement, as contemplated by Section 15 hereof, the representations and warranties contained in this Section 3, where applicable, shall apply to such assignee on and as of the Closing Date. The Buyer and Ricardo represents and warrants to the Seller as follows:

          3.1 ORGANIZATION AND AUTHORITY. The Buyer is duly organized and validly existing and in good standing under the laws of the State of Michigan, and has requisite power and authority to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement, and the Instrument of Assumption of Liabilities and to consummate the transactions contemplated hereby and thereby. Ricardo is a public limited company duly organized, validly existing, in good standing under the laws of the United Kingdom and has all requisite power and authority to execute and deliver this Agreement and the agreements contemplated herein and to consummate the transactions contemplated hereby. Copies of the organizational documents of the Buyer, as amended to date, when delivered to the Seller at Closing, will be complete and correct, and no amendments will have been made thereto or will have been authorized since the date of delivery thereof.

          3.2 AUTHORIZATION. The execution and delivery of this Agreement by the Buyer and Ricardo, and the agreements provided for herein, and the consummation of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer and Ricardo, enforceable against each of them in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally and by principles of equity, whether considered in a proceeding at law or in equity. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulations applicable to the Buyer or Ricardo; (b) violate the provisions of their respective organizational documents; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer or Ricardo; or (d) to the extent that any of the following would have a material adverse effect on the business or financial conditions of Buyer or Ricardo, conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound. Schedule 3.2 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required of Buyer in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

          3.3 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by


     the Buyer and which are necessary for the consummation by the Buyer of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

     4.   ACCESS TO INFORMATION: PUBLIC ANNOUNCEMENTS.

          4.1  ACCESS TO MANAGEMENT, PROPERTIES AND RECORDS.

               a. From the date of this Agreement until the Closing Date, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer free and full access upon reasonable notice coordinated with the Vice President - Machining Services and during normal business hours to all management personnel, offices, properties, books and records of the Seller, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Seller (provided that such access is not unreasonably disruptive to the normal business operations of the Seller), and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Seller shall furnish to the Buyer such financial and operating data and other information as to the Assets and the Business as the Buyer shall reasonably request.

               b. The Seller shall authorize the access to the Buyer of all files pertaining to the Seller, the Assets or the Business or its operations held by any federal, state, county or local authorities, agencies or instrumentalities.

          4.2 CONFIDENTIALITY. All information, documents or other material not previously disclosed to the public or generally known to persons engaged in the business of the Seller or the Buyer which shall have been furnished by the Buyer or the Seller to the other party in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 ("Information") shall not be disclosed by such receiving party to any person other than their respective employees, officers, directors, attorneys, accountants or financial advisors. Each party will cause all persons (including any affiliates) to whom any Information is disclosed not to disclose any of such Information to others in violation of the foregoing restrictions. The obligations of this Section shall not apply to any Information which (a) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the party against whom enforcement of this
     Section is sought (the "Disclosing Party")), (b) was available to the Disclosing Party from a source other than the other party or its officers, employees, agents or attorneys, provided that such source is not and was not bound by a confidentiality agreement or obligation with the other party, or (c) has been independently developed by the Disclosing Party without violation of any of its obligations hereunder. Each Party agrees to cause the Information to be used only in connection with its analysis and review of the transactions contemplated in this Agreement. In the event that Closing does not occur on or before October 31, 1995 (or such later date to which the Closing may be postponed pursuant to the provisions hereof), or this Agreement is terminated in accordance with its terms, all Information, whether or not then in the possession of the party to whom the obligation of confidentiality applies hereunder, and any copies thereof, or notes or extracts therefrom shall be returned to the party from whom such Information was obtained, without retaining any copies thereof, and the returning party shall destroy, as soon as practicable, all copies of any analyses, studies, compilations or other documents prepared by it or any of its officers or employees to the extent that they contain, reflect or are generated from any Information.

          4.3 PUBLIC ANNOUNCEMENTS. The parties will cooperate in the issuance of any press releases or otherwise in the making of any public statements with respect to the transactions contemplated hereby. The parties agree that prior to consummation of the transactions contemplated hereby, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the purchase of the Assets by the Buyer shall be subject to the approval of all parties hereto, which approval shall not be unreasonably withheld.

     5. PRE-CLOSING COVENANTS OF THE SELLER. From and after the date hereof and until the Closing Date or the termination of this Agreement in accordance with the terms hereof:

          5.1 CONDUCT OF BUSINESS. The Seller shall carry on the Business diligently and in a normal business manner consistent with past practice and shall not make or institute any unusual or new methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting or operation, and shall not ship or deliver any quantity of products in excess of normal shipment or delivery levels, except as agreed to in writing by the Buyer. All of the property of the Seller shall be used, operated, repaired and maintained in a normal business manner consistent with past practice. Until the Closing or the termination of this Agreement in accordance with the terms hereof the Seller shall not, and shall not agree to, do any of the following except with the Buyer's written consent:

               a. Mortgage, pledge, or subject to any lien, charge or any other encumbrance any of the Assets except for statutory liens for amounts not yet due;

               b. Sell, assign, or transfer any of the Assets, except for inventory sold in the ordinary course of business and except for excess and obsolete inventory sold as scrap to parties other than customers and competitors of the Business;

               c.   Merge or consolidate with or into any
          corporation or other entity;

               d. Make, accrue or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers;

               e. Waive any rights of material value to the Business;



               f. Modify, amend, alter or terminate any of the Contracts or the Leases without the prior consent of Buyer which shall not be unreasonably withheld;

               g. Take or omit to take any act constituting a breach or default under any contract, indenture or agreement by which any of the Assets are bound;

               h. Fail to use best efforts to (i) preserve the possession, control and good condition of the Assets and Business, (ii) keep in faithful service its present officers and key employees, (iii) preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with it, and (iv) keep and preserve the Business existing on the date hereof until after the Closing Date;

               i. Fail to operate the Business and maintain its books, accounts and records in the customary manner and in accordance with past practice;

               j. Materially alter the terms, status or funding condition of any Employee Plan except as contemplated by this Agreement or by the transactions contemplated by this Agreement;

               k. Enter into any new, or amend or modify any existing, collective bargaining agreement;

               l. Enter into any joint venture or partnership or any arrangement or agreement that would prevent
          Seller from operating the Business in the ordinary course as presently conducted; or

               m. Purchase any assets or securities of any person, other than in the ordinary course of business.

          5.2 NO SHOPPING. Neither the Seller nor Seller's Parent shall directly or indirectly, through any director, officer, agent, financial adviser or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a portion of the assets of, or any equity interest in, the Seller or any business combination with the Seller. Except in connection with the proper discharge, with the advice of counsel, by the directors of the Seller and Seller's Parent of their fiduciary duties under applicable law, neither the Seller nor Seller's Parent shall participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Except in connection with the proper discharge, with the advice of counsel, by the directors of the Seller and Seller's Parent of their fiduciary duties under applicable law, each of the Seller and Seller's Parent shall use its best efforts to cause all materials previously furnished to any third party to be promptly returned to the Seller or Seller's Parent and shall cease any negotiations conducted in connection therewith or otherwise conducted with any such parties. Each of the




     Seller and Seller's Parent shall promptly notify the Buyer if any such proposal or officer, or any inquiry or contract with any person with respect thereto is made.

          5.3 SHAREHOLDERS' AUTHORIZATION. The Seller agrees that, as promptly as reasonably practicable after the date hereof, it will duly call and hold a meeting of its shareholders to be held as promptly as possible after the date hereof for the purpose of acting upon and obtaining their authorization and approval of this Agreement and the transactions contemplated hereunder, or, alternatively, will solicit written consents from its shareholders sufficient to cause approval of the Agreement under applicable law and its Articles of Incorporation and Bylaws. The Seller agrees to include in its proxy or solicitation material the recommendation of its Board of Directors in favor of such shareholder approval, will use its best efforts to obtain the necessary adoption of this Agreement by its shareholders and will take such other and further actions as may be required by this Agreement and as may be required by applicable law to effectuate the transactions contemplated hereby.

          5.4 CONTINUING OBLIGATION TO INFORM. From time to time prior to the Closing, the Seller will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date. The Seller shall cooperate, and shall cause its employees to cooperate, with the Buyer with respect to making available all information reasonably requested by the Buyer.

          5.5 ASSUMPTION OF LEASES AND CONTRACTS. The Seller shall use its best efforts to cause the assignment to the Buyer on the Closing Date of the Leases set forth on
     Schedule 2.9(b), and the Contracts set forth on Schedule
     2.13(b).

          5.6 DELIVERY OF SURVEY AND TITLE POLICY. Within five days after the date hereof, the Seller shall deliver to the Buyer copies of the most recent surveys and title policies with respect to the Real Estate and Leased Premises.

          5.7 BEST EFFORTS. The Seller and Seller's Parent covenant to use their best efforts to obtain satisfaction of the conditions specified in this Agreement.

          5.8  PROVISION OF DOCUMENTS.  Seller and Seller's
     Parent shall use their best efforts to provide:

               a. All warranties and guarantees related to the Real Estate or any fixtures, equipment or improvements thereon which are included in the Assets; and

               b. Copies of all filings and correspondence with Government Agencies, results or reports on soil tests or any other tests, test borings, or similar reports, information or studies prepared with respect to the Real Estate.


     6. PRE-CLOSING COVENANTS OF BUYER AND RICARDO. From and after the date hereof and until the Closing Date or the termination of this Agreement in accordance with the terms hereof.

          6.1 CONTINUED DUE DILIGENCE. The Buyer and Ricardo shall diligently continue to investigate, review and conduct their due diligence on Seller, the Business and the Assets, the parties agreeing that the items or issues listed on
     Schedule 6.1 or items or issues identified or discovered in reviewing items or issues listed on Schedule 6.1 ("Open Diligence Items") are the items or issues which require additional or continued due diligence.

          6.2 RELEASE OF SELLER FROM LEASE. Buyer and Ricardo shall use their best efforts to obtain from the lessor of the premises at 9059 Samuel Barton Drive, Belleville, Michigan, a release and discharge of any liability or obligation which Seller may have under the lease covering such premises.

          6.3 BEST EFFORTS. The Buyer and Ricardo covenant to use their best efforts to obtain satisfaction of the conditions specified in this Agreement.

     7. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date (except as otherwise indicated), of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

          7.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SELLER'S PARENT; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Seller and Seller's Parent shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by the Buyer or changes resulting solely from actions taken by the Buyer and there shall have occurred no material adverse change in the business, assets, liabilities, financial condition or operations of the Business. The Seller shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          7.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Seller or Seller's Parent to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken including but not limited to the approval of this Agreement and the sale of the Assets by the Seller's shareholders in accordance with applicable law.

          7.3 Governmental Approvals. All courts of law, governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement and the operation of the Seller's business by the Buyer shall have consented to, authorized, permitted or approved such transactions.


          7.4 CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Seller shall have received the consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Seller to consummate the transactions contemplated by this Agreement and for which the failure to obtain may have a material adverse effect on the Business or Seller.

          7.5 ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Buyer to own or use the Assets after the Closing.

          7.6 OPINION OF COUNSEL. The Buyer and Ricardo shall have received an opinion of Kilpatrick & Cody, counsel to the Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer and its counsel.

          7.7 THE ASSETS. Except for the Permitted Exceptions, at the Closing the Buyer shall receive (a) good and marketable title to the Real Estate and (b) good and marketable title to all Assets other than the Real Estate, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever. The Seller shall have executed and delivered to the Buyer all documents, including but not limited to deeds, bills of sale, vehicle title documents and other instruments of conveyance, as the Buyer shall reasonably determine are necessary to transfer such title to all of the Assets to the Buyer in such manner.

          7.8 UPDATE. The Seller shall have provided the Buyer with a true, correct and complete list and amount, as of the Closing Date, of:

               a.   The Fixed Assets;

               b.   All unfilled purchase orders; and

               c.   All other categories of assets as may
          reasonably be requested by the Buyer.


          7.9 TECHNICAL SERVICES AGREEMENT. Seller's Parent and Buyer shall have entered a Technical Services Agreement in the form attached hereto as Exhibit C pursuant to which Seller's Parent shall purchase engineering services from Buyer for a five (5) year period in the following minimum amounts:

               a.   years 1-2, $425,000 in aggregate; and

               b.   years 3-5, $1 per year.

          7.10 EMPLOYEE MATTERS.  Effective as of the Closing
     Date, the Seller, if it has not already done so, will cease its conduct of the Business and will terminate the




    employment of each Employee as of such date unless the parties have otherwise agreed.

          7.11 FIRE, CASUALTY OR EMINENT DOMAIN. If the Real Estate and/or any of the other Assets are, prior to the Closing Date, either damaged by fire or other casualty insured against or taken, in whole or in part, by eminent domain proceedings, and the Buyer shall have elected to accept said Real Estate and/or other Assets in their damaged or diminished condition, the Seller shall have delivered an assignment to the Buyer of all insurance and/or condemnation proceeds payable with respect to such fire, casualty or loss.

          7.12 DUE DILIGENCE REVIEW. The Buyer shall have completed its review of the Open Diligence Items, the results of which review are reasonably satisfactory to the Buyer.

          7.13 WORK-IN-PROGRESS SCHEDULE. The Buyer and Seller shall have agreed upon and executed and delivered a Work-in-
     Progress Schedule at least two (2) days prior to the Closing
     Date.

          7.14 ESCROW AGREEMENT. The Seller and Escrow Agent shall have executed and delivered the Escrow Agreement.

          7.15 SUBLEASE LETTER. The Seller shall have executed and delivered the sublease letter, in the form attached hereto as Exhibit D (the "Sublease Letter"), pertaining to the use by Buyer of the pattern shop building and premises at 11895 Wayne Road, Romulus, and certain CAD equipment and software after the closing.

          7.16 PROOF OF NAME CHANGE. The Seller shall have delivered to Buyer an amendment of its Articles of Incorporation and other documents reasonably requested by Buyer, each duly authorized and executed and appropriate for filing changing its name so that it cannot be reasonably confused with the name "InterMotive".

          7.17 Lease. The Buyer and the owner of the premises at 9059 Samuel Barton Drive, Belleville, Michigan shall have entered a lease on mutually agreeable terms.

          7.18 Closing Deliveries. The Buyer shall have received at or prior to the Closing each of the following documents:

               a. All technical data, formulations, product literature and other documentation relating to the Seller's business, all in form and substance satisfactory to the Buyer;

               b. Such contracts, files and other data and documents pertaining to the Assets or the Business as the Buyer may reasonably request;

               c.   Proof as required by Section 1.4(d);



               d. Copies of the general ledgers and books of account of the Seller related to the Business, and all federal, state and local income, franchise, capital, property and other tax returns filed by the Seller with respect to the Assets since January 1, 1993 and such of the foregoing items related to periods prior to January 1, 1993, but not prior to January 1, 1990, as may be in Seller's possession.

               e. Such certificates of the Seller's officers and such other documents evidencing satisfaction of the conditions specified in Section 7 as the Buyer shall reasonably request (which certificates may also be relied upon by the Buyer's lenders);

               f. Estoppel certificates from each lessor under the Leases set forth in Schedule 2.9(b) attached hereto
          (i) consenting to the assignment of such Lease to the Buyer; (ii) representing that there are no outstanding claims against the Seller under any such Lease, and no outstanding defaults or events which, with notice or the passage of time, or both, may become defaults;
          (iii) representing or specifying such other matters as the Buyer may reasonably require;

               g. A certificate of the Seller stating that the Seller has not received any notice of noncompliance with respect to any federal environmental, occupational, work place disclosure or right to know laws;

               h.   A marked up commitment to issue a title
          policy or policies (together, the "Title Policy") from one or more title companies reasonably acceptable to the Buyer (the "Title Insurer"), in form and substance reasonably satisfactory to the Buyer covering the Residential Property;

               i.   Such estoppel certificates as the Title
          Insurer may require in order to issue the Title Policy, and such affidavits executed by the Seller as the Title Insurer may reasonably require in order to omit from the Title Policy all exceptions for (i) judgments or other returns against persons or entities whose names are the same as or similar to the Seller; (ii) parties in possession other than under rights to possession granted under the Leases; and (iii) mechanics' liens;

               j. The originals, if in the Seller's possession, of all building permits, certificates of occupancy, and other governmental licenses, permits and approvals, and all plans and specifications relating to the Real Estate or Leased Premises not previously delivered to the Buyer;

               k. A certificate of the Secretary of State of the State of Michigan as to the fact that Seller is in good standing in Michigan; and

               l. A cross receipt executed by the Buyer and the Seller.



     8. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Seller:

          8.1 CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE BUYER AND RICARDO; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Buyer and Ricardo in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Seller. Each of the Buyer and Ricardo shall have performed and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          8.2 CORPORATE PROCEEDINGS. All corporate, legal and other proceedings required to be taken on the part of the Buyer or Ricardo to authorize or carry out this Agreement shall have been taken.

          8.3 GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

          8.4 CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Buyer shall have received all requisite and material consents and approvals of all lenders, lessors and other third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement, including but not limited to those set forth on Schedule 3.2 attached hereto.

          8.5 ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Assets.

          8.6 WORK-IN-PROGRESS. The Buyer and Seller shall have agreed upon and executed and delivered a Work-in-Progress
     Schedule at least two (2) days prior to the Closing Date.

          8.7 ESCROW AGREEMENT. The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

          8.8 SUBLEASE LETTER. The Buyer shall have executed and delivered the Sublease Letter.

          8.9 RELEASE FROM LEASE. The owner of the premises located at 9059 Samuel Barton Drive, Belleville, Michigan shall have released and discharged Seller from any liability or obligation under any lease of such premises.



          8.10 SENIOR LENDER. Seller shall have received the approval of Seller's Parent senior lenders to consummate the transactions contemplated by this Agreement.

          8.11 CLOSING DELIVERIES. The Seller shall have received at or prior to the Closing each of the following documents:

               a. Such certificates of the Buyer's officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Seller shall reasonably request;

               b. A certificate of the Secretary of State of the State of Michigan as to the good standing of the Buyer;

               c. A certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer's officers, the authenticity of the resolutions authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the organizational documents delivered pursuant to Section 3.1.

               d.   Payment to the Seller of amount indicated in
          Section 1.5(b);

               e. A cross receipt executed by the Buyer and the Seller;

               f. An opinion of the Buyer's counsel in form and substance reasonably satisfactory to the Seller and its counsel;

               g.   Such other documents, instruments or
          certificates as the Seller may reasonably request.

     9. POST-CLOSING AGREEMENTS. The Seller agrees that from and after the Closing Date:

          9.1  PROPRIETARY INFORMATION.

               a. The Seller and Seller's Parent shall hold in confidence, and use its best efforts to have all officers, shareholders, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Business, and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller or by any other persons who have agreed not to disclose, publish or make use of such information.

               b. The Seller agrees that the remedy at law for any breach of this Section 9.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 9.1.



          9.2  NON-COMPETITION AGREEMENT.

               a. For a period of two years after the Closing Date, none of the Seller, Seller's Parent nor any corporate affiliate thereof shall directly or indirectly engage in, manage, operate, be connected with or acquire any interest in, as an employee, consultant, advisor, agent, owner, partner, co-venturer, principal, director, shareholder, lender or otherwise, any business which provides engine engineering contract services (a "Competitive Business"), in the United States, Canada or any other country in which the Seller conducted business during the two years prior to the Closing Date, except that the Seller, Seller's Parent and its corporate affiliates may own, in the aggregate, not more than ten percent (10%) of the outstanding shares of any publicly held corporation which is a Competitive Business which has shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automatic quotation system of a registered securities association.

               b. The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Section 9.2 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest geographic area that would not render it unenforceable. The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions. If the Seller, Seller's Parent or any corporate affiliate shall violate this Section 9.2, the duration of this Section 9.2 automatically shall be extended as against such violating party for a period equal to the period during which such party shall have been in violation of this Section 9.2. The covenants contained in this Section 9.2 are deemed to be material and the Buyer is entering into this Agreement relying on such covenants.

          9.3 SHARING OF DATA. The Seller and Seller's Parent shall have the right for a period of three years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the business of the Seller prior to the Closing Date and for complying with its obligations under applicable environmental, employment or other laws and regulations and for an unlimited period for complying with securities and tax laws or related to third party litigation except that Buyer may dispose of or destroy records in the ordinary course of its business. The Buyer and Ricardo shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records which are retained by the Seller or Seller's Parent pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Business transferred to the Buyer hereunder or is otherwise needed by the Buyer or Ricardo in order to comply with its obligations under applicable environmental, employment or other laws and


     regulations and for an unlimited period for complying with securities and tax laws or related to third party litigation except that Seller and Seller's Parent may dispose of or destroy records in the ordinary course of their respective businesses.

          9.4  NON-RECRUITMENT.

               a. For a period of two years commencing on the Closing Date, neither the Seller nor Seller's Parent shall solicit or encourage the solicitation for the purpose of hiring or employing, either as an employee, agent or independent contractor, any person who becomes an employee of the Buyer on or at anytime after the Closing Date.

               b. For a period of two years commencing on the Closing Date, neither the Buyer nor Ricardo shall solicit or encourage the solicitation for the purpose of hiring or employing, either as an employee, agent or independent contractor, any employee of Seller or Seller's Parent or any of their affiliates, other than those employees of Seller hired by Buyer within one week after the Closing Date.

     10.  INDEMNIFICATION AND REIMBURSEMENT.

          10.1 INDEMNIFICATION.

               a. The Seller and Seller's Parent ("Indemnifying Party") hereby agree jointly and severally to indemnify, defend and hold harmless the Buyer, Ricardo and any parent, subsidiary or affiliate thereof and all directors, officers, employees, agents and consultants of each of the foregoing (collectively, the "Indemnified Parties" and individually an "Indemnified Party") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities (whether absolute, accrued, contingent or otherwise), costs and expenses, including but not limited to, interest, penalties and attorneys' fees and expenses (collectively, "Damages"), asserted against, imposed upon or incurred by any Indemnified Party, directly or indirectly, by reason of or resulting from or relating to any of the following:

                       i.     Any liability, claim, obligation,
               expense, debt, indebtedness or right relating to operation of the Business or use or ownership of the Assets prior to the Closing Date including any claim by or obligation to any supplier, employee, contractor, customer, agent, financial institution, lender, lessor, governmental authority or agency or related to any Work-in-Progress performed prior to the Closing Date;

                      ii.     Misrepresentation or breach of
               warranty or covenant or agreement by the Seller or Seller's Parent made or contained in this

               Agreement or in any certificate or other instrument furnished or to be furnished to the Buyer under this Agreement;

                     iii.     Litigation or other claim arising
               from acts, failures to act or events relating to the Business which occurred prior to the Closing
               Date;

          provided, however, that the Seller and Seller's Parent shall not be obligated to the Indemnified Parties under this Section 10.1(a) unless and until the Buyer's Damages for all claims made hereunder shall exceed $75,000.

               Except for any claim, liability, expense or obligation arising out of or related to federal, state or local tax matters, environmental matters (including compliance with applicable laws or the condition of any premises) or products liability or warranty matters for which no limit shall exist, the liability of Seller and Seller's Parent shall under this clause not exceed the amount of the Purchase Price.

               b. The Buyer and Ricardo ("Indemnifying Party") hereby agree jointly and severally to indemnify, defend and hold harmless the Seller, Seller's Parent and any parent, subsidiary or affiliate thereof and all directors, officers, employees, agents and consultants of each of the foregoing (collectively the "Indemnified Parties" and individually an "Indemnified Party") from and against all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities (whether absolute, accrued, contingent or otherwise), costs and expenses, including but not limited to, interest, penalties and attorneys' fees and expenses (collectively, "Damages"), asserted against, imposed upon or incurred by any Indemnified Party, directly or indirectly, by reason of or resulting from any liability assumed by the Buyer hereunder after the Closing Date.

          10.2 NOTICE AND DEFENSE OF CLAIMS. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by any Indemnified Party or third parties shall be subject to the following terms and conditions:

               a. NOTICE. The Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or event known to it which does or may give rise to a claim by the Indemnified Party against the indemnifying party for which the Indemnified Party believes it is entitled to indemnification pursuant to
          Section 10.1 of this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known, and in the case of any claim, action, suit or proceeding brought by any third party, a copy of any claim, process or legal pleadings with respect thereto promptly after any such documents are received by the Indemnified Party. Such notice shall be given in accordance with Section 14 hereof.

               b.   THIRD PARTY CLAIMS OR ACTIONS.



                       i.     In the event any claim, action,
               suit or proceeding is made or brought by any third party against any Indemnified Party, with respect to which an indemnifying party may have liability under Section 10 of this Agreement, the Indemnifying Party shall, at its own expense, be entitled to participate in and, to the extent that it shall wish, jointly and with any other Indemnifying Party, to assume the defense, with independent counsel reasonably satisfactory to the Indemnified Party, provided that in assuming the defense of any such third party claim, action, suit or proceeding, the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party shall thereafter be liable for any Damages with respect to such claim, action, suit or proceeding.

                      ii.     If the Indemnifying Parties elect
               to assume control of such defense or settlement, they shall conduct such defense or settlement in a manner reasonably satisfactory and effective to protect the Indemnified Party fully; such companies and their counsel will keep the Indemnified Party fully advised as to their conduct of such defense or settlement, and no compromise or settlement shall be agreed or made without the Indemnified Party's written consent. In any case, the Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Party, when and as incurred, unless (A) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Parties, (B) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Parties and the Indemnified Party in the conduct of the defense of such action, (C) the Indemnifying Parties shall not in fact have employed independent counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action and shall have been so notified by the Indemnified Party, (D) the Indemnified Party shall have reasonably concluded and specifically notified the Indemnifying Party either that there may be specific defenses available to it which are different from or additional to those available to the Indemnifying Party or (E) the Indemnifying Parties fail to conduct such defense or settlement in a manner reasonably satisfactory to protect the Indemnified Party fully. If clause (B), (C), (D) or (E) of the preceding sentence shall be applicable, then counsel for the Indemnified Party shall have the right to participate fully in the defense of such claim, action, suit or proceeding on behalf of the Indemnified Party and the reasonable fees and disbursements of such counsel shall constitute Damages hereunder.

                     iii.     If the Indemnifying Parties do not
               elect to assume the defense or settlement in a manner reasonably satisfactory to protect the Indemnified Party fully, the Indemnified Party may engage independent counsel selected by the Indemnified Party to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as the Indemnified


               Party may determine. The fees and disbursements of such counsel shall constitute Damages hereunder.

                      iv.     The Indemnified Party and the
               indemnifying party, as the case may be, shall be kept fully informed of such claim, action, suit or proceeding at all states thereof whether or not such party is represented by its own counsel.

          10.3 COOPERATION. The parties hereto agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any claim, action, suit or proceeding brought by any third party. Where counsel has been selected by the Indemnifying Parties or by an Indemnified Party pursuant to Section 10.2, the indemnifying parties or the Indemnified Party, as the case may be, shall be entitled to rely upon the advice of such counsel in the conduct of the defense.

          10.4 CONFIDENTIALITY. The parties agree to cooperate in such a manner as to preserve in full the confidentiality of all confidential business records and the attorney-client and work-product privileges. In connection therewith, each party agrees that (a) it will use its best efforts, in any action, suit or proceeding in which it has assumed or participated in the defense, to avoid production of confidential business records (consistent with applicable law and rules of procedure) and (b) all communications between any party hereto and counsel responsible for or participating in the defense of any action, suit or proceeding shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

          10.5 AFFILIATES AS BENEFICIARIES. The Affiliates of the Buyer and Seller, and their respective assigns and successors, are third party beneficiaries of Section 10 of this Agreement in accordance with its terms. Any modification of Section 10 of this Agreement executed by the signatories shall be binding upon such persons, and any consent or action taken by any signatory on its own behalf shall be binding upon such persons of such signatory, for purposes of this Agreement. Section 10 of this Agreement is not intended to, nor shall it be deemed to, create any rights in any persons except for the Buyer, Affiliates of the Buyer, Seller, Affiliates of the Seller and their respective successors and assigns.

     11.  TERMINATION OF AGREEMENT.

          11.1 TERMINATION BY LAPSE OF TIME. This Agreement shall terminate if the transactions contemplated hereby have not been consummated by 5:00 p.m., local Michigan time, on October 31, 1995 (the "Termination Date"), unless such date is extended by the written consent of all of the parties hereto.

          11.2 TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer and Ricardo shall have no further obligation or liability to the Seller or Seller's Parent under this Agreement, and the Seller and Seller's Parent


     shall have no further obligation or liability to the Buyer or Ricardo under this Agreement.

          11.3 TERMINATION BY REASON OF BREACH.

               a.   This Agreement may be terminated by the
          Seller on behalf of itself and Seller's Parent if, at any time prior to the Closing, there shall occur (i) a material breach of any of the representations, warranties or covenants of the Buyer or Ricardo contained herein, or (ii) the material failure by the Buyer or Ricardo to perform any condition or obligation contained in herein.

               b. This Agreement may be terminated by the Buyer on behalf of itself and Ricardo if, at any time prior to the Closing, there shall occur (i) a material breach of any of the representations, warranties, covenants or obligations of the Seller or Seller's Parent contained herein, or (ii) the material failure of the Seller or Seller's Parent to perform any condition or any obligation contained herein.

               c. This Agreement may be terminated by the Buyer on behalf of itself and Ricardo if at any time prior to the Closing there shall occur any failure of any condition or obligation enumerated in Section 7.12 (with respect to the Buyer's satisfaction with its due diligence review) at any time that satisfaction of such condition is required.

          11.4 EFFECT OF TERMINATION.  Upon termination of this
     Agreement for any reason, the obligations on the parties hereunder shall terminate and be of no further force and effect except:

               a. The obligations under Section 4.2 and 9.4 shall survive termination; and

               b. In the event the termination arises out of the breach by any party of its obligations hereunder, such termination shall not release or discharge any person from any liability, obligation, restriction, claim, expense or cause of action related to or arising from any such breach.

     12. TRANSFER AND SALES TAX. The Buyer shall be responsible for and shall pay all filing and recording, sales, use and transfer taxes and fees, if any, upon the sale or transfer of any of the Assets hereunder.

     13.  BROKERS.

          13.1 FOR THE BUYER. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Buyer without the intervention of any other person in such manner as to give rise to any valid claim for a finder's fee, brokerage commission or other like payment. The Buyer and Ricardo agree to indemnify and hold harmless the Seller against any claims or liabilities



     asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

          13.2 FOR THE SELLER. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Seller without the intervention of any other person in such manner as to give rise to any valid claim for a finder's fee, brokerage commission or other like payment. The Seller and Seller's Parent agree to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Seller.

     14. KNOWLEDGE. Whenever this Agreement refers to the knowledge of Seller or Seller's Parent or the awareness of Seller or Seller's Parent, it shall mean information or fact within the actual knowledge of those which could be obtained by the exercise of reasonable but not extraordinary due diligence or investigation of the following persons:

               a. With respect to the Seller, David Ballard, Tom Valen, Al Elie, Gordon Dollar, Robert Neighbors, and
     Thomas Kerr; and

               b.   With respect to the Seller's Parent, Doretha
Christoph, John Doddridge, Daryl Marsh and Peter Aldred.

     15. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing (including telecommunications) and delivered personally or sent by telex, telecopy or other wire transmission (with request for assurance in a manner typical with respect to communications of that type), federal express or other overnight air courier (postage prepaid), registered or certified mail (postage prepaid with return receipt requested), addressed as follows or to such other address of which the parties may have given notice:

     To the Seller:             InterMotive Technologies, Inc.
                                5445 Corporate Drive, Suite 200
                                Troy, Michigan  48098
                                Attn:  Chief Executive Officer

     To the Seller's Parent:    Intermet Corporation
                                5445 Corporate Drive, Suite 200
                                Troy, Michigan  48098
                                Attn:  Chief Executive Officer

     With a copy to:            Rupert Barkoff, Esquire
                                Kilpatrick & Cody
                                1100 Peachtree Street
                                Atlanta, Georgia 30309

     To Ricardo:              Ricardo Group plc
                              1 Watling Drive
                              Sketchly Business Park
                              Hinckley, Leicestershire LE10 3EY
                              England
                              Attn:  Rodney Westhead

     With a copy to:          Butzel Long
                              150 West Jefferson, Ste. 900
                              Detroit, MI  48226-4430
                              Attn:  James L. Hughes

     To the Buyer:            Ricardo North America Detroit, Inc.
                              41461 Eleven Mile Road
                              Novi, MI  48375-1855
                              Attn:  Oliver Johnson

     With a copy to:          Butzel Long
                              150 West Jefferson, Ste. 900
                              Detroit, MI  48226-4430
                              Attn:  James L. Hughes

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or by wire transmission; (b) on the next business day after mailing or deposit with an overnight air courier; or (c) five business days after being sent, if sent by registered or certified mail.

     16. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither the Seller nor the Buyer may assign all or a portion of its rights and obligations hereunder without the prior written consent of the other party, except that the Buyer may assign all or a portion of its rights and obligations hereunder to an Affiliate of the Buyer. Any such assignment will not release Buyer from its obligations hereunder. Any assignment in contravention of this provision shall be void.

     17.  ARBITRATION.

               a. Any controversy, claim or dispute arising out of or in any way relating to this Agreement or its breach or the transactions contemplated hereby, including without limitation any claim that this Agreement or any of its parts is invalid, illegal or otherwise voidable or void, shall be submitted to arbitration before and, unless otherwise provided herein, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Notwithstanding any provision of this Agreement relating to which state laws govern this

          Agreement, all issues relating to arbitrability or the enforcement of the agreement to arbitrate contained herein shall be governed by the Federal Arbitration Act
          (9 U.S.C. Section 1 ET SEQ.) and the federal common law of arbitration.

               b. Judgment upon an arbitration award may be entered in any court having competent jurisdiction and shall be final, binding and non-appealable. The parties hereby waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that in the event of a dispute between them, each shall be limited to the recovery of only the actual damages sustained.

               c. The arbitration provisions of the Section 17 are self-executing and shall remain in full force and effect after the expiration or termination of this Agreement. If either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise, notwithstanding such failure to appear. Unless otherwise agreed to in writing by the parties, such proceeding shall take place in Detroit, Michigan. With respect to any dispute involving $100,000 or more, arbitration proceedings shall be conducted before three
          (3) neutral arbitrators. With respect to any dispute involving less than $100,000, arbitration proceedings shall be conducted by a single arbitrator in accordance with the Expedited Rules of the AAA.

               d. The obligation herein to arbitrate shall not prevent either party from seeking temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute.

     18.  ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS.

               a. This Agreement, all schedules and exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties except as expressly provided herein. The Buyer and the Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

               b. If the provisions of any schedule or exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The exhibits and schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.








     19. EXPENSES. Except as otherwise expressly provided herein, the Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

     20. GOVERNING LAW. This agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without reference to choice of laws rules or principles.

     21. SECTION HEADINGS. The section headings of this Agreement are for the convenience of the parties only and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

     22. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     23. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same
Agreement.

     24. JOINT AND SEVERABILITY. Wherever this Agreement provides that more than one party may be liable or obligated, such liability shall be joint and several.






     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                              SELLER:
                              INTERMOTIVE TECHNOLOGIES, INC.,
                              a Michigan corporation


                              By: /s/ John Doddridge

                              Its: President



                              SELLER'S PARENT
                              INTERMET CORPORATION,
                              a Georgia corporation


                              By: /s/ Daryl Marsh

                              Its: Vice President


                              BUYER:
                              RICARDO NORTH AMERICA DETROIT, INC.
                              a Michigan corporation

                              By: /s/ Oliver Johnson

                              Its: President


                              RICARDO:
                              RICARDO GROUP, plc,
                              a public limited company
                              organized under the laws of
                              the United Kingdom

                               By: /s/ Rodney Westhead

                               Its: Finance Director











                            SCHEDULES


   1.1(a)(vii)  -  Fixed Asset
   1.1(b)       -  Excluded Assets
   1.3(a)       -  Accrued Expenses and Withholdings
   1.7          -  Allocation of Purchase Price
   2.1          -  Capitalization; Qualification
   2.2          -  Seller's Consents and Approvals
   2.3          -  Encumbrances
   2.4          -  Procedures to Establish Final Balance Sheet
   2.5          -  Litigation
   2.6          -  Insurance
   2.8          -  Fixed Assets
   2.9(a)       -  Leases
   2.9(b)       -  Leases to be Assumed
   2.10         -  Adverse Change
   2.13(a)      -  Contracts and Agreements
   2.13(b)      -  Contracts to be Assumed
   2.14         -  Permits
   2.15         -  Employee Relations
   2.16         -  Certain Changes or Events
   2.17         -  Customers
   2.18         -  Suppliers
   2.19         -  Prepayment/Deposits
   2.20         -  Intangible Property
   2.20(a)      -  Previous Names of Seller
   2.20(b)      -  Limitations for Claims on Intangible Ownership
   2.21(a)      -  Employee Benefit Plans
   2.21(c)      -  Retiree Benefits
   2.21(f)      -  Employee Plan Claims and Litigation
   2.22         -  Description of Real Estate; Residential Property
   2.22(a)      -  Exceptions
   2.22(b)      -  Permitted Exceptions
   2.22(c)      -  Mechanics or Materialmen's Liens
   2.22(e)      -  Real Estate Taxes or Assessments
   2.22(h)      -  Actions or Proceedings Relating to Real Estate
   2.22(j)      -  Title Insurance and Related Property Matters
   2.24(b)      -  Environmental Matters
   2.24(c)      -  Hazardous Releases
   2.24(d)      -  Hazardous Conditions
   2.24(f)      -  Environmental Compliance and Environmental Litigation
   2.24(g)      -  Environmental Notice
   3.2          -  Buyer's Consents and Approvals
   6.1          -  Open Diligence Items











                             EXHIBITS

     Exhibit A      Bill of Sale

     Exhibit B      Escrow Agreement

     Exhibit C      Technical Services Agreement

     Exhibit D      Sublease letter























































                        TABLE OF CONTENTS

                                                             Page
                                                             ----
1.   Sale and Delivery of the Assets  . . . . . . . . . . . .   1
     1.1  Delivery of the Assets. . . . . . . . . . . . . . .   1
     1.2  Further Assurances  . . . . . . . . . . . . . . . .   3
     1.3  No Assumption of Liabilities  . . . . . . . . . . .   3
     1.4  Work-in-Progress  . . . . . . . . . . . . . . . . .   5
     1.5  Purchase Price  . . . . . . . . . . . . . . . . . .   6
     1.6  The Closing . . . . . . . . . . . . . . . . . . . .   6
     1.7  Allocation of Purchase Price  . . . . . . . . . . .   6
     1.8  Prorations  . . . . . . . . . . . . . . . . . . . .   7

2.   Representations of the Seller  . . . . . . . . . . . . .   7
     2.1  Organization  . . . . . . . . . . . . . . . . . . .   7
     2.2  Authorization . . . . . . . . . . . . . . . . . . .   8
     2.3  Assets  . . . . . . . . . . . . . . . . . . . . . .   9
          a.   Assets Owned . . . . . . . . . . . . . . . . .   9
          b.   Necessary Assets . . . . . . . . . . . . . . .   9
     2.4  Financial Statements  . . . . . . . . . . . . . . .   9
     2.5  Litigation  . . . . . . . . . . . . . . . . . . . .  10
     2.6  Insurance . . . . . . . . . . . . . . . . . . . . .  10
     2.7  Intentionally Omitted . . . . . . . . . . . . . . .  10
     2.8  Fixed Assets  . . . . . . . . . . . . . . . . . . .  10
     2.9  Leases  . . . . . . . . . . . . . . . . . . . . . .  11
     2.10 Change in Financial Condition and Assets  . . . . .  11
     2.11 Intentionally Omitted . . . . . . . . . . . . . . .  11
     2.12 Books and Records . . . . . . . . . . . . . . . . .  11
     2.13 Contracts and Commitments . . . . . . . . . . . . .  12
     2.14 Compliance With Laws  . . . . . . . . . . . . . . .  14
     2.15 Employee Relations  . . . . . . . . . . . . . . . .  15
     2.16 Absence of Certain Changes or Events  . . . . . . .  16
     2.17 Customers . . . . . . . . . . . . . . . . . . . . .  16
     2.18 Suppliers . . . . . . . . . . . . . . . . . . . . .  17
     2.19 Prepayments and Deposits  . . . . . . . . . . . . .  17
     2.20 Trade Names and Other Intangible Property.  . . . .  17
     2.21 Employee Benefit Plans. . . . . . . . . . . . . . .  18
          a.   Employee Plans . . . . . . . . . . . . . . . .  18
          b.   Multiemployer Plans  . . . . . . . . . . . . .  18
          c.   Retiree Benefits . . . . . . . . . . . . . . .  18
          d.   Defined Benefit Plans  . . . . . . . . . . . .  18
          e.   Copies of Employees Plans and Related
               Documents  . . . . . . . . . . . . . . . . . .  18
          f.   Claims and Litigation  . . . . . . . . . . . .  18
     2.22 Real Estate . . . . . . . . . . . . . . . . . . . .  19
     2.23 Preservation of Assets  . . . . . . . . . . . . . .  20
     2.24 Environmental Law . . . . . . . . . . . . . . . . .  21
     2.25 Disclosure  . . . . . . . . . . . . . . . . . . . .  23

                                                             Page
                                                             ----

3.   Representations of the Buyer . . . . . . . . . . . . . .  23
     3.1  Organization and Authority  . . . . . . . . . . . .  24
     3.2  Authorization . . . . . . . . . . . . . . . . . . .  24
     3.3  Regulatory Approvals  . . . . . . . . . . . . . . .  24

4.   Access to Information: Public Announcements  . . . . . .  25
     4.1  Access to Management, Properties and Records. . . .  25
     4.2  Confidentiality . . . . . . . . . . . . . . . . . .  25
     4.3  Public Announcements  . . . . . . . . . . . . . . .  26

5.   Pre-Closing Covenants of the Seller  . . . . . . . . . .  26
     5.1  Conduct of Business . . . . . . . . . . . . . . . .  26
     5.2  No Shopping . . . . . . . . . . . . . . . . . . . .  27
     5.3  Shareholders' Authorization . . . . . . . . . . . .  28
     5.4  Continuing Obligation to Inform . . . . . . . . . .  28
     5.5  Assumption of Leases and Contracts  . . . . . . . .  28
     5.6  Delivery of Survey and Title Policy . . . . . . . .  28

6.   Pre-Closing Covenants of Buyer and Ricardo . . . . . . .  29
     6.1  Continued Due Diligence . . . . . . . . . . . . . .  29
     6.2  Release of Seller from Lease  . . . . . . . . . . .  29

7.   Conditions to Obligations of the Buyer . . . . . . . . .  29
     7.1  Continued Truth of Representations and Warranties
          of the Seller and Seller's Parent; Compliance With
          Covenants and Obligations . . . . . . . . . . . . .  29
     7.2  Corporate Proceedings . . . . . . . . . . . . . . .  29
     7.3  Governmental Approvals  . . . . . . . . . . . . . .  29
     7.4  Consents of Lenders, Lessors and other Third
          Parties . . . . . . . . . . . . . . . . . . . . . .  30
     7.5  Adverse Proceedings . . . . . . . . . . . . . . . .  30
     7.6  Opinion of Counsel  . . . . . . . . . . . . . . . .  30
     7.7  The Assets  . . . . . . . . . . . . . . . . . . . .  30
     7.8  Update  . . . . . . . . . . . . . . . . . . . . . .  30
     7.9  Technical Services Agreement  . . . . . . . . . . .  30
     7.10 Employee Matters  . . . . . . . . . . . . . . . . .  30
     7.11 Fire, Casualty or Eminent Domain  . . . . . . . . .  31
     7.12 Due Diligence Review  . . . . . . . . . . . . . . .  31
     7.13 Work-in-Progress Schedule . . . . . . . . . . . . .  31
     7.14 Escrow Agreement  . . . . . . . . . . . . . . . . .  31
     7.15 Sublease Letter . . . . . . . . . . . . . . . . . .  31
     7.16 Proof of Name Change  . . . . . . . . . . . . . . .  31
     7.17 Lease . . . . . . . . . . . . . . . . . . . . . . .  31
     7.18 Closing Deliveries  . . . . . . . . . . . . . . . .  31

                                                             Page
                                                             ----

8.   Conditions to Obligations of the Seller  . . . . . . . .  33
     8.1  Continued Truth of Representations and Warranties
          of the Buyer and Ricardo; Compliance With
          Covenants and Obligations . . . . . . . . . . . . .  33
     8.2  Corporate Proceedings . . . . . . . . . . . . . . .  33
     8.3  Governmental Approvals  . . . . . . . . . . . . . .  33
     8.4  Consents of Lenders, Lessors and other Third
          Parties . . . . . . . . . . . . . . . . . . . . . .  33
     8.5  Adverse Proceedings . . . . . . . . . . . . . . . .  33
     8.6  Work-in-Progress  . . . . . . . . . . . . . . . . .  33
     8.7  Escrow Agreement  . . . . . . . . . . . . . . . . .  33
     8.8  Sublease Letter . . . . . . . . . . . . . . . . . .  33
     8.9  Release from Lease  . . . . . . . . . . . . . . . .  33
     8.10 Senior Lender . . . . . . . . . . . . . . . . . . .  34
     8.11 Closing Deliveries  . . . . . . . . . . . . . . . .  34

9.   Post-Closing Agreements  . . . . . . . . . . . . . . . .  34
     9.1  Proprietary information . . . . . . . . . . . . . .  34
     9.2  Non-Competition Agreement . . . . . . . . . . . . .  35
     9.3  Sharing of Data . . . . . . . . . . . . . . . . . .  35

10.  Indemnification and Reimbursement. . . . . . . . . . . .  36
     10.1 Indemnification . . . . . . . . . . . . . . . . . .  36
     10.2 Notice and Defense of Claims  . . . . . . . . . . .  37
          a.   Notice . . . . . . . . . . . . . . . . . . . .  37
          b.   Third Party Claims or Actions  . . . . . . . .  37
     10.3 Cooperation . . . . . . . . . . . . . . . . . . . .  39
     10.4 Confidentiality . . . . . . . . . . . . . . . . . .  39
     10.5 Affiliates as Beneficiaries . . . . . . . . . . . .  39

11.  Termination of Agreement . . . . . . . . . . . . . . . .  39
     11.1 Termination by Lapse of Time  . . . . . . . . . . .  39
     11.2 Termination by Agreement of the Parties . . . . . .  39
     11.3 Termination by Reason of Breach . . . . . . . . . .  40
     11.4 Effect of Termination . . . . . . . . . . . . . . .  40

12.  Transfer and Sales Tax . . . . . . . . . . . . . . . . .  40

13.  Brokers  . . . . . . . . . . . . . . . . . . . . . . . .  40
     13.1 For the Buyer . . . . . . . . . . . . . . . . . . .  40
     13.2 For the Seller  . . . . . . . . . . . . . . . . . .  41

14.  Knowledge. . . . . . . . . . . . . . . . . . . . . . . .  41

15.  Notices  . . . . . . . . . . . . . . . . . . . . . . . .  41

                                                             Page
                                                             ----

16.  Successors and Assigns . . . . . . . . . . . . . . . . .  42

17.  Arbitration  . . . . . . . . . . . . . . . . . . . . . .  42

18.  Entire Agreement; Amendments; Attachments  . . . . . . .  43

19.  Expenses . . . . . . . . . . . . . . . . . . . . . . . .  44

20.  Governing Law  . . . . . . . . . . . . . . . . . . . . .  44

21.  Section Headings . . . . . . . . . . . . . . . . . . . .  44

22.  Severability . . . . . . . . . . . . . . . . . . . . . .  44

23.  Counterparts . . . . . . . . . . . . . . . . . . . . . .  44

24.  Joint and Severability . . . . . . . . . . . . . . . . .  44